Exhibit 3

CERTIFICATE OF AMENDMENT

OF

MTM TECHNOLOGIES, INC.

(Pursuant to Section 805 of the New York Business Corporation Law)
__________________________________________________________________

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

1.    The name of the corporation is MTM Technologies, Inc., a corporation organized and existing under the laws of the State of New York (the “Corporation”).

2.    The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986 under the original name of Micros to Mainframes Inc.

3.    The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended by the addition of certain provisions to Article FOURTH relating to the designation, relative rights, preference and limitation of a Series A-7 Preferred Stock, as fixed by the Board of Directors before the issuance of such Series, under authority vested in the Board of Directors in the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law as follows:

(i)    Article FOURTH, (A)(1)(1) shall be amended in its entirety and replaced with the following:

The Corporation is authorized to issue two (2) classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty million (120,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is eighty million (80,000,000), par value $0.001 (the "Common Stock"). The total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), par value $0.001, thirty-eight million five hundred thousand (38,500,000) of which are designated as "Series A Preferred Stock", four million two hundred thousand (4,200,000) of which are designated as "Series A-1 Preferred Stock", two million six hundred thousand (2,600,000) of which are designated as "Series A-2 Preferred Stock", seven million two hundred thousand (7,200,000) of which are designated as "Series A-3 Preferred Stock", nine million (9,000,000) of which are designated as "Series A-4 Preferred Stock" and eight million (8,000,000) of which are designated as "Series A-5 Preferred Stock", three million (3,000,000) of which are designated as “Series A-6 Preferred Stock”), and four million five hundred thousand (4,500,000) of which are designated as “Series A-7 Preferred Stock”) (the Series A-1 Preferred

Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock, collectively, the "Series A Preferred Stock").

(ii)    Article FOURTH (A)(1)(b) shall be amended in its entirety and replaced with the following:

“The Board of Directors is authorized to divide the one million five hundred thousand (1,500,000) shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include the following provisions:”

(iii)    The clause of Article FOURTH (B)(3)(a)(i) that reads “(2) Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or with respect to the Series A-4 Preferred Stock and the Series A-5 Preferred Stock, to the extent permitted by applicable law and the rules of Nasdaq or an applicable national securities exchange on which the Corporation's Common Stock is listed, equal to the number of whole shares of Common Stock into which the shares of New Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were the per share closing bid price of the Common Stock as quoted on Nasdaq or an applicable national securities exchange on the date of the initial issuance of the Series A-4 Preferred Stock.” shall be amended to read:

“(2) Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares).”

(iv)   Article FOURTH (B)(4)(a)(i) shall be amended in its entirety and replaced with the following:

“A Holder shall have the right, at its option, at any time and from time to time, and without the payment of additional consideration by such Holder, to convert any shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by, initially, the applicable Series A Purchased Shares Purchase Price and (ii) dividing the result by the conversion price equal to, (A) with respect to the Series A-1 Preferred Stock, $2.15 per share (subject to adjustment, the "Series A-1 Conversion Price"), (B) with respect to the

Series A-2 Preferred Stock, $2.75 per share (subject to adjustment, the "Series A-2 Conversion Price"), (C) with respect to the Series A-3 Preferred Stock, $3.25 per share (subject to adjustment, the applicable "Series A-3 Conversion Price"), (D) with respect to the Series A-4 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-4 Conversion Price"), (E) with respect to the Series A-5 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-5 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (F) with respect to the Series A-6 Preferred Stock, $1.485 per share (subject to adjustment, the "Series A-6 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (G) with respect to the Series A-7 Preferred Stock, $1.199 per share (subject to adjustment, the "Series A-7 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (such Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series A-5 Conversion Price, Series A-6 Conversion Price, or Series A-7 Conversion Price, or any of the aforementioned as last adjusted, hereafter referred to as the "Series A Conversion Price", as applicable). To the extent that dividends may be declared in accordance with the Business Corporation Law, accrued but unpaid dividends will be paid in cash on any such conversion. If such dividends are not paid at any such time, such dividends will remain outstanding until they may be paid and at such time such dividends shall be paid in cash together with interest on such outstanding amount and, to the extent permitted by applicable law, interest on such interest at the rate of 6% per annum from the date of such conversion to the date of such payment calculated on an actual days basis.

(v)   The First paragraph of Article FOURTH (B)(4)(a)(v)(1) shall be amended in its entirety and replaced with the following:

(1) Except as provided in subparagraph (v)(2) of this Section B(4)(a) below, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (A) through (H) of this Section B(4)(a)(v)(1) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series A Conversion Price, except for the Series A-7 Conversion Price, in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the applicable Series A Conversion Price, except for the Series A-7 Conversion Price, shall be reduced to the price determined by dividing (x) an amount equal to the sum of (a) the number of shares of

Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series A Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale. For purposes of determining the number of shares of Common Stock outstanding as provided in clauses (x) and (y) above, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, exercise of all outstanding Options (as defined below) and conversion of all outstanding Convertible Securities (as defined below) shall be deemed to be outstanding. Notwithstanding the foregoing, with respect to the Series A-7 Preferred Stock, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (A) through (H) of this Section B(4)(a)(v)(1) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series A-7 Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series A-7 Conversion Price shall be reduced to the price that is the purchase price of such Common Stock so issued or sold.

(vi)   The following amendments shall be made to the definitions set forth in Article FOURTH (B)(7):

The definition “Series A Purchased Shares Purchase Price” shall be amended to remove the “or” before (vi) and to add at the end of the definition, before “, as applicable” the following: “,or (vii) Series A-7 Purchased Shares Purchase Price,”.

The definition “Series A-7 Purchase Shares Purchase Price” means $1.199 per share” shall be added after the definition of Series A-6 Purchased Shares Purchase Price.

4.     This amendment was authorized by the Board of Directors at a duly held meeting of the Board, pursuant to authority by a vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 23rd day of May, 2007.

                    /s/ J.W. Braukman
                    Name: J.W. Braukman
                    Title:   Senior Vice President and Chief Financial Officer

                    /s/ John F. Kohler
                    Name: John F. Kohler
                    Title:   Secretary